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                                                                     EXHIBIT 5.1


                               November 30, 2000



ZymeTx, Inc.
800 Research Parkway, Suite 100
Oklahoma City, OK 73104

         Re:     ZymeTx, Inc. (the "Company")
                 Form S-3 Registration Statement

Gentlemen:


         We have acted as counsel to the Company in connection with the preparation of Amendment No. 1 to the Registration Statement on Form S-3 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission (the "Commission"), for the purpose of registering under the Securities Act of 1933, as amended, an aggregate of 1,621,038 shares (the "Shares") of the Company's common stock, $.001 par value (the "Common Stock"), to be sold by a certain selling stockholders.

         Based on the foregoing, and assuming that the Registration Statement, and amended, becomes and remains effective during the period when the shares are offered and sold and that all applicable securities laws are complied with, we are of the opinion that the shares of Common Stock to be issued will be legally issued, fully paid and nonassessable.


         We are members of the bar of the State of Oklahoma and do not hold ourselves out as experts on, or as generally familiar with, or qualified to express opinions under law other than the law of the State of Oklahoma, the corporation law of the State of Delaware, and the law of the United States and the opinion given herein is limited thereto.

                                            Very truly yours,

                                            PHILLIPS MCFALL MCCAFFREY MCVAY
                                                      & MURRAH, P.C.